Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-238382) of our report dated February  25, 2022 relating to the financial statements of United States Brent Oil Fund, LP (the “Fund”) as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2021 , which appear in this Annual Report on Form 10-K of United States Brent Oil Fund, LP for the year ended December 31, 2021.

/s/ Spicer Jeffries LLP

Denver, Colorado
February 25, 2022